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                                                                    EXHIBIT 99.1

[PRESTOLITE ELECTRIC LOGO]


Prestolite Electric Incorporated            For additional information, contact:
Corporate Headquarters                        Dennis Chelminski, Controller
2311 Green Road                               Karen Oldham, Human Resources
Ann Arbor, Michigan 48105                      734-913-6600
     www.prestolite.com

April 4, 2003 - Ann Arbor, MI: Prestolite Electric Incorporated today announced the election of Peter J. Corrigan to the newly-created position of Executive Vice President and Chief Operating Officer. Reporting to P. Kim Packard, President and Chief Executive Officer, Mr. Corrigan will assume responsibility for the wholly-owned operations of the corporation, including sales, marketing, manufacturing, distribution and engineering. He will oversee Prestolite's operating locations in the United States, United Kingdom, Argentina and, South Africa as well as the company's sales and marketing efforts throughout the world. He will also assist in the establishment of overall corporate and individual division strategies and objectives.

Since 2001, Mr. Corrigan has been President of Prestolite's subsidiary in Argentina, Prestolite Electric Indiel S.A. Under his leadership, the Argentine company survived the economic crisis in that country, doubling its export sales and tripling its operating profit.

Prior to accepting the Argentina position, Mr. Corrigan was Corporate Vice President of Sales and Marketing. While serving in that role, Mr. Corrigan was a key member of the team that won standard position for Prestolite alternators and starter motors at a major U.S. truck manufacturer.

Previously, Mr. Corrigan served in the company's U.S. operations in various roles, including Vice President Engineering, Vice President Operations, and Vice President Sales & Marketing. He originally joined Prestolite in 1992 as the corporate Director of Quality Assurance.

Mr. Corrigan received his BA in physics from Wake Forest University in 1980 and his MBA from Case Western Reserve University in 1989. From 1981 to 1983 he worked as Quality Manager for Victoreen in Cleveland, Ohio. From 1983 to 1987 he was a Project Engineer and Quality Engineer at Picker International in Highland Heights, Ohio. From 1987 to 1992 he held various positions at Ciba-Corning Diagnostics in Oberlin, Ohio.

Pete, his wife, Jane, and their three children will continue to make their home in Cleveland.

Prestolite Electric Incorporated manufactures alternators and starter motors in the United States, United Kingdom, Argentina, South Africa and China. These are supplied under the Prestolite, Leece-Neville, and Indiel brand names for original equipment and aftermarket application on a variety of vehicles and industrial equipment.